Exhibit 99.1

For Release on Tuesday, June 15, 2010 at 7 a.m. EDT

AMRI Acquires Hyaluron Inc.

AMRI Expands Integrated Contract Services Platform to include
Sterile Fill and Finish Capabilities

•	Immediate entry into high growth prefilled syringe market
•	Expansion of customer base for AMRI’s existing Discovery/Development/Small Scale and Large Scale business
•	Acquisition of patented Bubble Free FillingTM Technology
•	Furthers AMRI strategy to acquire new technologies and expand integrated services platform
•	Acquisition accretive to AMRI E.P.S. within first year

Albany, NY (June 15, 2010) -- AMRI (NASDAQ: AMRI) today announced the acquisition of Hyaluron Inc., expanding AMRI’s contract manufacturing capabilities to include cGMP manufacturing and sterile filling of parenteral drugs to the biopharmaceutical industry.  AMRI has acquired all facilities and equipment as well as a highly trained and experienced staff of professionals with expertise in sterile GMP manufacturing.  Purchase price, including debt, was approximately $27 million.

Hyaluron provides high value-added contract manufacturing services in sterile syringe and vial filling using specialized technologies including lyophilization and Bubble-Free FillingTM, a unique patented technology developed and owned by Hyaluron.  Hyaluron provides these services for both small molecule drug products as well as biologicals, from clinical phase to commercial scale.

Hyaluron is one of a small number of organizations with prefilled syringe capabilities in the United States.  In 2008, the company announced the grant of a patent for its proprietary process for aseptic online vacuum filling and online vacuum stoppering of low viscosity liquids in syringes called Bubble-Free FillingTM.

This acquisition provides AMRI immediate entry into a new and strategically important product offering.  AMRI can now offer customers a fully integrated manufacturing process for sterile injectable drugs including the development and manufacture of the active pharmaceutical ingredient (API), the design of the criteria to formulate the API into an injectable drug product, and the manufacture of the final drug product.

 “AMRI is excited to announce our entry into the rapidly growing sterile fill injectables market, including capabilities to formulate and manufacture protein-containing drug products,” said AMRI Chairman and CEO Thomas E. D’Ambra, Ph.D.  “This acquisition immediately expands the synergies we can offer to our customers, by providing services in preparation of active ingredients and finished dosage form.”

“We believe that the unique capabilities of both organizations will quickly assimilate into a larger, fully integrated GMP manufacturing provider of choice for companies desiring to capitalize on seamless technology transfer and the related increased efficiency and cost benefits of such a model,” continued Dr. D’Ambra.  “It is a pleasure to congratulate the founders and staff of Hyaluron for building a promising and growing business.  We look forward to welcoming them into the AMRI organization.”

Hyaluron founder and President Shawn Kinney, Ph.D. said, “We look forward to becoming a vital part of AMRI’s full service global organization.  Similar to AMRI, we expect that the synergies between our service offerings will provide a win for not only AMRI and Hyaluron, but more importantly for customers seeking the best in value, quality and customer service.”

Dr. Kinney will continue in his role as site leader of the Hyaluron business unit, which will operate as a subsidiary of AMRI.

Hyaluron forecasts full year 2010 revenue to be $15 to $17 million, up from $13 million for the full year 2009.

BroadOak Partners acted as financial advisor to AMRI.

About AMRI
Founded in 1991, Albany Molecular Research, Inc. provides scientific services, products and technologies focused on improving the quality of life.  AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world’s leading healthcare companies.  As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner.  With locations in the United States, Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

About Hyaluron
Hyaluron aseptically fills liquid and lyophilized products into syringes, vials, and custom containers. In addition to traditional formulations, Hyaluron excels in process development scale up of difficult formulations including: emulsions; viscous gels; suspensions, liposomes, and proteins.

Forward-looking Statements
Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements may be identified by forward-looking words such as "may," "could," "should," "would," "will," "intend," "expect," "anticipate," "believe" and "continue" or similar words and include, without limitation, statements by Dr. D’Ambra and Dr. Kinney, statements concerning the proposed acquisition, the terms and the timing of the acquisition and statements concerning earnings per share and costs.  Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the reaction of customers of the company and Hyaluron to the acquisition; the company’s timing and ability to successfully integrate Hyaluron’s operations (including migration of Hyaluron to the company’s systems and controls) and employees; the introduction of new services by competitors or the entry of new competitors into the markets for the company’s and Hyaluron services; the failure by the company to retain key employees of Hyaluron; failure to further develop and successfully market Hyaluron service offerings; failure to achieve anticipated revenues and earnings; costs related to the acquisition; the company's ability to attract and retain experienced scientists; trends in pharmaceutical and biotechnology companies outsourcing of chemical research and development; the company's ability to enforce its intellectual property and technology rights; the risks posed by international operations to the company; and the company's ability to effectively manage its growth, as well as those factors discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission on March 12, 2010 and the company's other SEC filings. The company does not undertake any duty to and does not intend to update any forward-looking statements contained in this press release after the date of this press release.

Contacts:

Investors – Peter Jerome, AMRI Director of Investor Relations, 518-512-2220
Media – Andrea Schulz, AMRI Director of Corporate Communications, 518-512-2226